EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Lee Enterprises, Incorporated:

We consent to the incorporation by reference in the registration statements (No. 333-06435, No. 333-132768, Post-Effective Amendment No. 1 to 333-132768, No. 333-167908, and No. 333-16709) on Form S-8 and (No. 333-167907) on Form S-3 of Lee Enterprises, Incorporated of our reports dated December 14, 2012, except for the Company’s investment in and equity in earnings of Madison Newspapers, Inc. and Subsidiary as set forth in Note 3, which is as of October 11, 2013, with respect to the consolidated balance sheets of Lee Enterprises, Incorporated and subsidiaries as of September 30, 2012 and September 25, 2011, and the related consolidated statements of operations and comprehensive income (loss), stockholders' equity (deficit), and cash flows for the 53-week period ended September 30, 2012 and each of the 52-week periods ended September 25, 2011 and September 26, 2010, and the effectiveness of internal control over financial reporting as of September 30, 2012, which reports appear in this Amendment No. 1 to the September 30, 2012 annual report on Form 10-K of Lee Enterprises, Incorporated.

/s/ KPMG LLP

Chicago, Illinois
October 11, 2013